Exhibit 12.1

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                        SYMONS INTERNATIONAL GROUP, INC.
             Computation of the Ratio of Earnings to Combined Fixed
                      Charges and Preferred Stock Dividends
        For the Years Ended December 31, 1992, 1993, 1994, 1995 and 1996
               and for the Six Months Ended June 30, 1997 and 1996
                             (dollars in thousands)



                             December  December  December  December  December   June 30,  June 30,
                             31, 1992  31, 1993  31, 1994  31, 1995  31, 1996     1996      1997
                             --------  --------  --------  --------  --------     ----      ----

Earnings (loss) before
income taxes and
interest costs               $ 2,263   $  (310)  $  2,569  $  8,688  $ 27,641   $ 7,331   $ 20,073

Amortization of
deferred debt costs          $   ---   $    ---  $    ---  $    ---  $    154   $    39   $    116
                             -------   --------  --------  --------- --------   --------  --------
                             $ 2,263   $  (310)  $  2,569  $  8,688  $ 27,795   $ 7,370   $ 20,189
                             -------   --------  --------  --------- --------   --------  --------

Interest costs               $   459   $   996   $  1,184  $  1,248  $  3,938   $ 1,261   $  2,744

Amortization of
deferred debt costs          $    ---  $   ---   $    ---  $    ---  $    154   $    39   $    116
                             --------  --------  --------- --------- --------   --------  --------
                             $    459  $   996   $  1,184  $  1,248  $  4,092   $ 1,300   $  2,860
                             --------  -------   --------  --------  --------   --------  --------

Ratio of earnings to
fixed charges                    4.93    (0.31)      2.17      6.96      6.79      5.67       7.06
                                 ====    ======      ====      ====      ====      ====       ====
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